Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Real Estate Income Fund
333-68948
811-10491

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement and a new sub-advisory agreement, and to ratify the selection of Ernst and Young LLP as the funds independent registered public accounting firm and to elect members of the Board, (there was no solicitation to managements nominee).

Voting results for the new investment management agreement and the new sub-advisory agreement are as follows:

To approve a new
investment
management
agreement

 Common and
 Preferred shares
 voting together
as a class

   For

                     12,745,252

  Against

                          482,045

   Abstain

                          412,599

   Broker Non-Votes

                       4,341,363

      Total


                     17,981,259




To approve a new sub-
advisory agreement
between Nuveen Asset
Management and
Security Capital
Research &
Management
Incorporated



   For

                     12,667,229

   Against

                          513,296

   Abstain

                          459,371

   Broker Non-Votes

                       4,341,363

      Total

                     17,981,259


Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07-013071.